REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and
Shareholders of Orion Marine Group, Inc.

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Orion Marine Group, Inc. and subsidiaries referred to in our report dated March 7, 2011, which is included in the annual report to security holders and incorporated by reference in Part II of this form. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15 (2), which is the responsibility of the Company’s management.  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP
Houston, Texas
March 7, 2011

ORION MARINE GROUP, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

Description	Balance at the Beginning of the Period	Charged to Revenue, Cost or Expense	Deduction	Balance at the End of the Period

Year ended December 31, 2008:
Provision for Doubtful Accounts	$500	$800	$(500)	$800
Year ended December 31, 2009:
Provision for Doubtful Accounts	$800	$442	$—	$1,202
Year ended December 31, 2010:
Provision for Doubtful Accounts	$1,202	$(285)	$(917)	$—